Electronically transmitted to the Securities and Exchange Commission on December 9, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCANNER TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

New Mexico	85-0169650
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

14505 21st Avenue North, Suite 220
Minneapolis, MN 55447
(763) 476-8271
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elwin M. Beaty
President, Chief Executive Officer and Chief Financial Officer
Scanner Technologies Corporation
14505 21st Avenue North, Suite 220
Minneapolis, MN 55447
(763) 476-8271
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert K. Ranum, Esq.
Fredrikson & Byron, P.A.
4000 Pillsbury Center
200 South Sixth Street
Minneapolis, Minnesota 55402
(612) 492-7000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock to be offered by	425,000	$1.175	$499,375.00	$40.40
Selling Shareholders

(1)	For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the bid and asked prices of the Registrant's Common Stock on December 2, 2003.

        The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated December 9, 2003

PROSPECTUS

SCANNER TECHNOLOGIES CORPORATION

425,000 Shares of Common Stock

        This Prospectus relates to the offer and sale of up to 425,000 shares of common stock, no par value, of Scanner Technologies Corporation, a New Mexico corporation, that may be offered and sold from time to time by certain shareholders of Scanner or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The selling shareholders may offer their shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders. See “Plan of Distribution.”

        Our common stock is traded on the OTC Bulletin Board under the symbol “SCNI.” The closing price on December 2, 2003, as reflected on the OTC Bulletin Board, was $1.05 per share.

_________________

For information concerning certain risks relating
to an investment in Scanner common stock
see “Risk Factors” beginning on page 3.

_________________

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

The date of this prospectus is December ____, 2003

ABOUT SCANNER

        Scanner Technologies Corporation, formerly known as Southwest Capital Corporation, was organized as a New Mexico corporation in 1964 and survived a merger with Scanner Technologies Corporation, a privately held Minnesota corporation formed in 1990 for the purpose of inventing, developing and marketing vision inspection solutions for the semiconductor industry. Subsequent to the merger in July 2002, we have continued to invent, develop and market vision inspection devices that are used in the semiconductor industry for the inspection of integrated circuits. Our principal offices are located at 14505 21st Avenue N., Suite 220, Minneapolis, Minnesota 55447 (telephone 763-476-8271). Outside of the U.S., we have offices in Geneva, Switzerland and Singapore, primarily engaged in sales of our products. To comply with local laws, the office in Singapore is operated by our wholly-owned subsidiary, Scanner Technologies Corporation International, a Minnesota corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus and in the documents that are incorporated by reference in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. Also, when we use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “should,” “will,” “forecast” and similar words or expressions, we are making forward-looking statements. You should note that an investment in our common stock involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and elsewhere in this prospectus.

        We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors described in the following pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could materially and adversely affect our business, operating results and financial condition.

RISK FACTORS

        You should carefully consider the following risk factors, together with other information contained or incorporated by reference in this prospectus, in evaluating whether to invest in our shares.

Our business is dependent on the strength of the electronics industry.

        The electronics industry has experienced a significant downturn starting at the end of 2000 and continuing into 2003. Economic reports indicate that the rate of growth in the U.S. economy in general has been slowing and is continuing to slow, which may result in a further decline of the electronics industry. Such a decline would affect the revenues of the Company negatively.

The market for our products is highly competitive.

        Our products and services compete with products and services offered by a number of other entities. New competitors may enter the market in the future. The primary competitors include Robotic Vision Systems Inc. (Nasdaq: RVSI) and ICOS Vision Systems Corp. N.V. (Nasdaq: IVIS). Some of our existing and potential competitors may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Some of our competitors may also be able to provide customers with additional benefits at lower overall costs in an effort to increase market share. We cannot be sure that we will be able to match cost reductions by our competitors. These competitors and other companies may form strategic relationships with each other to compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements, which arrangements may increase our competitors’ ability to address customer needs with their product and service offerings. There may be consolidation in the market for our products that could lead to increased price competition and other forms of competition that could cause our business to suffer.

We have accumulated a deficit.

        We had an accumulated deficit in the total amount of $3,569,537 as of September 30, 2003 compared to deficits in the total amount of $2,975,405 and $955,256 as of December 31, 2002 and 2001, respectively. We believe that this increase of the accumulated deficit of the operating business was primarily due to the general economic downturn in 2001, especially the downturn in the semiconductor industry, and to the effects of the events of September 11, 2001, which has continued into 2003. However, even if the economic situation in general and the situation of the semiconductor industry in particular improve in the future, there is no guarantee that we will be able to eliminate the deficit and operate our business profitably.

We depend on a limited number of customers.

        In 2002, sales to our three largest customers accounted for approximately 61% of the Company’s revenues. Our customers are able to cancel orders with few or no penalties. If a significant customer reduces orders for any reason, our future revenues, operating results and financial condition will be materially adversely affected. In addition, our ability to increase our revenues will partially depend upon our ability to obtain new customers in a highly competitive market.

We may lose customers when we start marketing our own systems to end users.

        Currently, we are selling our products to original equipment manufacturers for inclusion in their equipment and subsequent resale to the end user. However, we are developing a line of products that we will market directly to end users. Some of our current customers may consider us in the future as competitors with regard to the sale of inspection systems and stop buying our modules for inclusion in their equipment.

We are effectively controlled by our management, which may limit a shareholder’s ability to influence shareholder matters or to receive a premium for shares through a change in control.

        Our executive officers and directors and their affiliates own 7,210,392 shares of our Common Stock (including immediately exercisable warrants to purchase 1,411,874 shares), or 60.9%, of the outstanding shares of Common Stock (assuming the exercise of all the warrants). As a result, they effectively control us and direct our affairs and have significant influence in the election of directors and approval of significant corporate transactions. The interests of these shareholders may conflict with those of other shareholders. This concentration of ownership may also delay, defer or prevent a change in control of our company, and some transactions may be more difficult or impossible without the support of these shareholders.

We may need to raise additional financing in the foreseeable future to fund our operations, which financing may not be available to us on favorable terms or at all.

        As mentioned above, our revenues have been adversely affected by the continuing lack of demand in the semiconductor marketplace, which has caused many potential customers to cease or defer purchases of capital equipment such as that offered by us. Although we have made efforts to manage expenses during this downturn, we are confronted with working capital shortages due to ongoing operating expenses and our ongoing patent litigation. To address these working capital shortages, we recently raised additional equity capital through a private placement offering and extended and increased our bank line of credit. Assuming the availability of sufficient working capital, our success will be dependent upon our ability to develop and commercialize new products, meet the demands of our customers, respond quickly to changes in our market and control expenses and cash usage. If adequate funds are not available or are not available on acceptable terms, the ability to take advantage of unanticipated opportunities, develop or enhance products and services or otherwise respond to competitive pressures would be significantly limited.

        In connection with efforts to raise capital or obtain additional financing, we may be obligated to issue additional shares of Common Stock or warrants or other rights to acquire Common Stock on terms that will result in dilution to existing shareholders or place restrictions on operations. We may also be unsuccessful in obtaining additional equity capital or financing on any terms and in that event may be obligated to cease operations and/or attempt to negotiate with our creditors to delay payments or compromise the amounts of our indebtedness. If we are unable to reach satisfactory arrangements with our creditors, we will evaluate alternatives, including the possibility of seeking protection from creditors under the bankruptcy laws. Creditors may also take action that would force us into proceedings under the bankruptcy laws.

USE OF PROCEEDS

        Scanner will not receive any proceeds from the sale of any of the shares offered hereby.

SELLING SHAREHOLDERS

        Set forth below are the names of the selling shareholders, the number of shares of Scanner common stock beneficially owned by such selling shareholders on the date hereof, the number of shares offered hereby and the percentage of common stock to be owned if all shares registered hereunder are sold by the selling shareholders. We issued 100,000 of the shares to certain selling shareholders between February and August of 2003 pursuant to a private placement of securities and 325,000 of the shares to certain selling shareholders in June and July of 2003 pursuant to exercise of warrants. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

	Number of Shares Beneficially Owned

Name	Shares	Warrant Shares(1)	Total	Number of Shares Offered Hereby(1)	% Owned After Offering (1)(2)

James J. Ahmann	5,000	1,250	6,250	5,000	*

Garfield R. Bensen, Jr. and Katherine I. Bensen
JTWROS	5,000	1,250	6,250	5,000	*

Robert P. Bringer and Ruth E. Bringer, TTEES, Robert
P. Bringer and Ruth E. Bringer Trust U/A dtd
12/31/01 (3)	90,449	124,010	214,459	25,000	1.8%

Steven Bruggeman	25,000	75,000	100,000	25,000	*

Jerome M. Cowan	10,000	2,500	12,500	10,000	*

Harland Drumm	10,000	2,500	12,500	10,000	*

David Fernald	33,721	110,205	143,926	25,000	1.1%

Harold H. Grabouski, Sr. and Beverly J. Grabouski
JTWROS	5,000	1,250	6,250	5,000	*

Donald E. Halla	50,000	150,000	200,000	50,000	1.4%

Larry Hopfenspirger	25,000	75,000	100,000	25,000	*

Jerry Jacoby and Mary R. Jacoby JTWROS	5,000	1,250	6,250	5,000	*

US Bank, TTEE, Nicholas J. Kuhn Revocable Trust
dated 11/26/90	126,089	278,820	404,909	75,000	3.1%

Carl A. Kuhrmeyer	10,000	2,500	12,500	10,000	*

Richard A. Larson	6,057	1,515	7,572	5,000	*

James B. Lee and Gaynelle R. Lee JTWROS	5,000	1,250	6,250	5,000	*

Gerald Gustav Mueller Trust dtd 7/11/91, Gerald
Gustav Mueller, Trustee	137,694	178,897	316,591	50,000	2.5%

Suzanne M. Navin	5,000	1,250	6,250	5,000	*

Paul Sheggeby and Pat Sheggeby JTWROS	10,000	2,500	12,500	10,000	*

W. Guy Spriggs	10,000	2,500	12,500	10,000	*

Philip M. Sweetser	10,000	2,500	12,500	10,000	*

Michael Thorsland	159,578	243,440	403,018	50,000	3.3%

Stephen C. Weimert	5,000	1,250	6,250	5,000	*

*Less than 1%

(1)

Shares underlying warrants currently exercisable or exercisable within 60 days of the date hereof are deemed beneficially owned and outstanding and are included when computing the percentage of the person holding such warrants but are not considered outstanding for computing the percentage of any other person.

(2)	The percentage of shares beneficially owned by each selling shareholder is based on 10,426,465 shares of common stock outstanding as of the date hereof.

(3)	Includes 49,065 shares held by Mr. Bringer, which shares are not being registered or sold herein.

PLAN OF DISTRIBUTION

        The selling shareholder may sell the shares of common stock on the OTC Bulletin Board or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. When used in this prospectus, “selling shareholder” includes donees and pledgees selling shares received from the named selling shareholder after the date of this prospectus. We will pay all expenses associated with registering the selling shareholder’s shares, including legal fees incurred by the selling shareholder. The selling shareholder will pay any brokerage commissions and similar expenses attributable to the sale of the shares. The common stock may be sold in:

–	a block trade, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

–	transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

–	an exchange distribution in accordance with the rules of such exchange; and

–	ordinary brokerage transactions and transactions in which the broker solicits purchases.

        The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholder may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. The selling shareholder may, from time to time, authorize underwriters acting as its agent to offer and sell the common stock upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the selling shareholder in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholder, or other bona fide owners of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholder, underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

        All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        There is no assurance that the selling shareholder will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington,

D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at “http://www.sec.gov.”

        The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 000-08149) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

2.	Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

3.	The description of our common stock which is contained or incorporated by reference in the Registration Statement on Form 10, SEC File No. 0-8149.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Scanner Technologies Corporation Attn: Elwin M. Beaty, Chief Executive Officer 14505 21st Avenue N., Suite 220 Minneapolis, Minnesota 55447 (763) 476-8271

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

        Certain legal matters associated with the Shares being offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

        The financial statements for the year ended December 31, 2002 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 have been audited by Lurie Besikof Lapidus & Company LLP, independent auditors, stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements for the year ended December 31, 2001 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 have been audited by Lethert, Skwira, Schultz & Co. LLP, independent auditors, stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

        The following expenses will be paid by the Registrant in connection with the distribution of the shares registered hereby. The Registrant is paying all of the selling shareholders’ expenses related to this offering, except the selling shareholder will pay any applicable broker’s commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholders. All of such expenses, except for the SEC registration fee, are estimated.

SEC Registration Fee	$40.40
Legal Fees and Expenses	4,000.00
Accountants' Fees and Expenses	2,500.00
Miscellaneous	1,000.00

Total	$7,540.40

Item 15.   Indemnification of Directors and Officers.

        New Mexico Statutes, Section 52-11-4.1 provides that a New Mexico business corporation shall have the power to indemnify a person, who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Scanner Technologies, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) acted in good faith; (2) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (3) the person reasonably believed, in the case of conduct in the person’s official capacity with Scanner Technologies, that the person’s conduct was in the best interests of Scanner Technologies, and, in all other cases, that the person’s conduct was at least not opposed to the best interests of Scanner Technologies.

        “Proceeding” means any threatened, pending or completed civil, criminal, administrative or investigative proceeding. Section 53-11-4.1 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. In addition, Section 53-11-4.1.F requires payment by Scanner Technologies of reasonable expenses in advance of final disposition of the proceeding in particular instances if the director furnishes to Scanner Technologies a written affirmation of his good faith believe that he met the standard of conduct necessary for indemnification and a written undertaking to repay such amount if it shall ultimately be determined that the director has not met such standards of conduct. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present or by a designated committee of the Board if a quorum cannot be obtained, by special legal counsel or by the shareholders.

        Scanner’s Amended and Restated Articles of Incorporation provide that a director is not liable to Scanner or its shareholders for monetary damages resulting from a breach of fiduciary duty as a director except to the extent provided by the New Mexico Business Corporation Act.

Item 16.   Exhibits.

See Exhibit Index on page following signatures.

Item 17.   Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 8, 2003.

SCANNER TECHNOLOGIES CORPORATION
By:	/s/ Elwin M. Beaty

Elwin M. Beaty President, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature to this Registration Statement appears below hereby constitutes and appoints any one or both of Elwin M. Beaty and David P. Mork his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and perform any acts necessary to file any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of Scanner Technologies Corporation with all exhibits thereto, and any and all registration statements, prospectuses, instruments or other documents as a part of or in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signature	Title	Date
/s/ Elwin M. Beaty	President, Chief Executive Officer,	December 8, 2003
Chief Financial Officer and Director
Elwin M. Beaty	(principal executive officer and principal financial and accounting officer)
/s/ David P. Mork	Senior Vice President and Director	December 8, 2003

David P. Mork

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

EXHIBITS
to
Form S-3 Registration Statement

_________________

Scanner Technologies Corporation
(Exact name of Registrant as specified in its charter)

_________________

INDEX

Exhibit

4.1	Amended and Restated Articles of Incorporation—incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K filed on August 15, 2002.

4.2	Amended and Restated Bylaws—incorporated by reference to Exhibit 2.4 to the Registrant’s Current Report on Form 8-K filed on August 15, 2002.

5.1	Opinion and Consent of Fredrikson & Byron, P.A.

23.1	Consent of Lurie Besikof Lapidus & Company, LLP.

23.2	Consent of Lethert, Skwira, Schultz & Co. LLP.

23.3	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1	Power of attorney from directors (included on signature page of this Registration Statement).